Exhibit 99.3

CHINA GRANITE CORPORATION
PRO FORMA CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2003

	CHINA	LAIZHOU	PRO FORMA
	GRANITE	JIA SHENG	ADJUSTMENTS	PRO
	CORP.	STONE CO.		FORMA

ASSETS
Current Assets
Cash	$397,810	$41,715		$439,525
Accounts receivable		242,813		242,813
Note receivable	325,000			325,000
Inventories		114,408		114,408
Other	14,006	1,196		15,202

Total Current Assets	736,816	400,132		1,136,948

Plant and equipment, net		2,658,253		2,658,253
Mineral interests		1,514,278		1,514,278
Deferred Stripping Costs		932,330		932,330

	$736,816	$5,504,993		$6,241,809

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable and accruals	$4,506	$119,477		$123,983
Business, resource tax and
government surcharges payable		199,599		199,599
Shareholder advances	4,402	90,580		94,982
Director advances		120,773		120,773
Income tax payable		720,544		720,544

Total Current Liabilities	8,908	1,250,973		1,259,881

Commitments and Contingencies

STOCKHOLDERS' EQUITY
Common stock	8,998	603,865	c	603,865	b	5,000	13,998
Paid in capital	1,274,121	2,187,232	a	318,632	c	603,865
			b	5,000		3,741,586
Dedicated reserves	211,247	211,247
Retained earnings	(555,211)	1,251,676		318,632	a	1,015,097

	727,908	4,254,020		927,497		927,497	4,981,928

	$736,816	$5,504,993		$927,497		$927,497	$6,241,809

PRO FORMA ADJUSTMENTS AS OF DECEMBER 31, 2003
a	Eliminate China Granite's deficit against combined paid in capital through December 31, 2002
b	Additional 5 million shares issued to acquire Laizhou
c	Reclassify to paid in capital, the excess of Laizhou registered capital over par value of recapitalized shares of China Granite Corporation

PRO FORMA SHARES OUTSTANDING	SHARES	PAR VALUE
Shares outstanding prior to acquisition of Laizhou Jia Sheng Stone Company	8,998,000	$8,998
Newly restricted shares issued to acquire Laizhou Jia Sheng Stone Company
exclusive of 3,500,000 oustanding shares also transferred in the exchange	5,000,000	5,000
	13,998,000	$13,998

CHINA GRANITE CORPORATION
PRO FORMA STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003

	CHINA	LAIZHOU	PRO FORMA
	GRANITE	JIA SHENG	ADJUSTMENTS	PRO
	CORP.	STONE CO.		FORMA

NET SALES	$-	$3,050,183		$3,050,183

COST OF SALES	-	705,419		705,419

GROSS PROFIT	-	2,344,764		2,344,764

OPERATING EXPENSES
Selling, general and administrative	238,182	161,780		399,962

Operating Income (loss)	(238,182)	2,182,984		1,944,802

Other Income (expense)
Interest income	2,493	483		2,976
Interest expense	(889)			(889)

	(236,578)	2,183,467		1,946,889

Provision for income taxes	-	720,544		720,544

Net Income (Loss)	$(236,578)	$1,462,923		$1,226,345

Basic and diluted earnings per share				$0.09

Weighted average number of shares outstanding				12,943,833